Exhibit 99.1

September 6, 2018

Board of Directors

Biolargo, Inc.

14921 Chestnut Street

Westminster, California 92683

(949) 643-9540

Dear Members of the BioLargo, Inc. Board of Directors:

Berg Capital Markets, LLC has been engaged by BioLargo, Inc. and its subsidiary, Clyra Medical Technologies, (collectively, “Buyer”), to offer a Fairness Opinion on the proposed acquisition of Scion Solutions, LLC (“Seller”). The Transaction contemplates that the Buyer will acquire assets and product designs of the Seller, including all personnel, in order to successfully develop and commercialize the pipeline of products owned by the combined entity. The engagement with Berg Capital Markets, LLC includes a review of the terms of the Transaction, implied valuation based on proposed terms, and an assessment of the fairness of those terms.

For the purpose of the Opinion set forth herein, we have reviewed, among other things:

●

(i) financial documents of BioLargo, Inc. (including historical income statement, balance sheet, cash flow statements) as represented on the Quarterly and Annual filings provided by the Company to the SEC;

●	(ii) a list of proposed Patents and their descriptions provided by the Buyer and Seller;
●	(iii) pro forma projections of the combined entity provided by the Buyer and Seller;
●	(iv) Berg Capital has performed such other analyses, reviewed such information and considered such other factors, as deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available, or otherwise made available to us, by the Buyer and Seller. We have assumed that the Transaction will not differ in material respect from the documents reviewed by us, and that the Patent assets will be executed and maintained without modification or delay material to this opinion.

Our opinion is necessarily based on financial, economic, monetary, market and other circumstances as in effect on, and the information made available to us as of the date hereof, and we do not have an obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Companies as to how such stockholders should vote or act with respect to the Transaction or any other matter.

In addition, we have relied, without independent verification, upon the assessment of management of the Companies as to the future technology and products of the Company and the risks associated with such technology and products. We are not expressing any opinion as to the solvency or viability of the Companies or the ability of the Companies to pay their obligations when they come due. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

The Opinion expressed herein is provided for the information and assistance of the BioLargo, Inc. Board of Directors in assessing the terms of the Transaction. Of note, Berg Capital Markets, LLC may provide other services to the Company or their respective affiliates, for which we may receive compensation.

Relative to the terms of the Transaction, the following assumptions have been made:

●	Per share price of BioLargo, Inc. common equity will convert at the lower end of the proposed minimum-maximum range;
●	Should the per share price fall below the minimum-maximum range (within a reasonable threshold), the transaction will proceed as planned;
●	Additional equity capital will be raised after close of the Transaction from outside investors at a rate above $1 million, but will not meaningfully exceed $5 million;
●	For the sake of this opinion, we have not considered a potential equity line of credit post close of the equity financing.

Relative the Fairness Opinion and the Valuation of the combined entity, we have assumed execution on the following milestones:

●	Timely approval by the USPTO of key patents related to the combined Clyra-Scion intellectual property portfolio;
●	Ability to secure FDA Approval on timelines consistent with Company guidance;
●	Wound Irrigation Solution commercialization in 2019;
●	Oral Rinse commercialization in 2020;
●	Revision Ortho Wash commercialization in 2020;
●	Primary Ortho Wash commercialization in 2021;
●	SkinDiscTM commercialization in 2021;
●	Potential spin-out of the newly-formed combined entity into a publicly-traded enterprise listed on a domestic stock exchange.

Valuation

To arrive at our valuation threshold and conclusion of Fairness, we analyzed the core markets for Clyra products, including the Wound, Dental, Revision & Primary Joint, as well as the Regenerative Medicine markets. In addition, we have given consideration to additional potential markets where the Clyra technology may have applicability, including the General Surgery market. Within these core markets, we assumed approval and commercialization dates, applied reasonable assumptions on implied penetration and annualized growth rates for the products, overall cost of goods, general operational expenses, costs of capital, and then applied a discounted cash flow analysis to arrive at a net present value of the enterprise.

Along these lines, using the Discounted Cash Flow Model Valuation, we applied a Weighted Average Cost of Capital (WACC) of 25.75%, which assumes a Beta of 3.25, an Equity Risk Premium of 7%, and a 10 year Risk Free Treasury Yield of 3%, which is consistent with publicly-traded peers in terms of Industry and Market Capitalization. We assume growth in perpetuity of the enterprise at an estimated rate of 2.5%. Based on these inputs, including expected revenue growth and an operating margin profile and progression consistent with Industry peers, as well as reasonable capital expenditure assumptions, we arrive at a valuation of $34,700,000.

Using a Sum of the Parts Valuation approach, we apply price to sales multiples on 2020 projected revenue for each product line, using different multiples based on characteristics of the product line and end markets (including growth rates, average selling prices, gross margin profiles, total addressable markets, and long-term positioning within the competitive landscape). Based on projected 2020 revenue, we are using a two and a half times price to sales multiple for the Wound Irrigation Solution, Oral Rinse and Revision Ortho products. We apply a seven times price to sales multiple for the Primary Ortho products to account for the potential applicability of the product to the General Surgery market. We apply a ten times price to sales multiple to the SkinDisc™ product, reflecting a premium for the disruptive potential of the product and to account for the early stage revenue profile relative to the overall product cycle. Summing the individual components, and applying a 35% discount based time value and uncertain regulatory approval, we arrive at a combined value of $35,500,000.

Lastly, as a frame of reference, we also conducted an analysis of publicly-traded peers, with a particular emphasis of Market Capitalization, stage of development or commercialization, as well as other considerations (capital structure, ancillary business lines, margin profile, et cetera). Based on six different Micro Cap comparables, the average market capitalization for the peer group is $29,100,000 (*September 5, 2018 closing prices).

Using an equally-weighted blended average of these valuation approaches, we arrive at an estimated valuation of $33,100,000 for the combined entity.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the terms of the Transaction for BioLargo, Inc., and it shareholders, and Clyra Medical Technologies, Inc., and its shareholders, is fair, from a financial point of view, to such entities and shareholders.

Very truly yours,

/s/ Josh Berg
Josh Berg
CEO & President
Berg Capital Markets, LLC

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